Exhibit 99(c)(2)

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[LOGO]

Presentation to the Board of Directors

Discussion Materials

August 27, 2004

[LOGO]

Presentation to the Board of Directors

1	Situation Overview

2	Business Description and Recent Performance

3	Process Overview

4	Stand-alone Valuation

5	LBO Business Model

6	Conclusions

Appendix

A	Supplemental Valuation Materials

B	Management Change of Control Payments

Situation Overview

Transaction Overview

Blackacre has proposed to pay $63.00 per share in cash, which equates to an equity value of $2.040 billion and an enterprise value of $3.776 billion

The Purchase Price represents a multiple of 17.0x and 14.1x 2004E and 2005E earnings, respectively

•                  The Special Committee of the Board of Directors (the “Special Committee”) of LNR Property Corporation (“LNR” or the “Company”) is considering recommending the sale of the Company to the private equity firm of Blackacre Capital Management (“Blackacre”), an affiliate of Cerberus Capital Management, L.P.

•                  Due to certain potential conflicts (see page 4), the Special Committee, comprised of independent directors, was formed on April 21, 2004 to represent the shareholders and make recommendations to the full Board of Directors

•                  Blackacre has proposed to buy the Company for $63.00 per share (the “Purchase Price”) using 100% cash consideration (the “Transaction”)

•                  The Purchase Price represents a multiple of 17.0x and 14.1x 2004E and 2005E earnings, respectively and a 12.4% premium to LNR’s 20-day average share price as of August 26, 2004

•                  Greenhill & Co., LLC (“Greenhill”) has been asked by the Special Committee of the Board of Directors and the Board of Directors of LNR to provide an opinion as to the fairness of the Transaction from a financial point of view to the shareholders of LNR

Key Contract Features

The merger agreement has been highly negotiated on all material deal points

•                  The merger agreement is a customary public company contract with the following key terms:

•                  Stuart Miller (representing approximately 34.6% of the economics and 83.2% of the votes of the Company) and management (collectively representing another 1.4% of votes) will sign an agreement under which they will commit to vote in favor of the Transaction

•                  The Board of Directors of LNR has a “fiduciary out” if a superior offer is received. If the Board changes or withdraws its recommendation, then shareholder voting agreements will fall away

•                  The Company has agreed to a break-up fee and expense reimbursement obligations of up to $70 million in the event it elects to terminate the merger agreement in order to pursue a higher offer

•                  No contract out for buyer other than breach of Representations and Warranties and Material Adverse Effect, which is defined as an event that creates a $150 million occurrance at the Company

•                  Buyer subject to “walk away provision” with liquidated damages capped at $125 million

Potential Conflicts

Several potential conflicts exist.  However, the process has been managed very carefully at the Board level

•                  Potentially conflicted parties at the full Board level include Stuart Miller, Chairman of LNR, Jeff Krasnoff, CEO, Steve Saiontz, brother-in-law of Stuart Miller and Brian Bilzin, attorney for the Miller family

•                  In order to facilitate the Transaction, the controlling shareholder, the Miller family, has been asked by Cerberus and Blackacre to invest up to $350 million in the Transaction

•                  $150 million equity investment pari passu with Cerberus / Blackacre funds and management

•                  Represents 23% of Miller family total proceeds of $647 million at a $63.00 per share price

•                  $142.5 million of 10% PIK senior preferred equity

•                  $7.5 million of common equity

•                  No ongoing role in management

•                  No Board representation or other extraordinary rights

•                  Up to $200 million of deeply subordinated debt at market clearing terms

•                  10.0% cash pay

•                  1.5% upfront fee

•                  2.0% PIK

•                  3 year lockout

•                  The management team is in the process of negotiating ongoing employment agreements with the buyer as part of the Transaction

•                  Total equity investment of approximately $34 million pari passu with Cerberus / Blackacre funds

•                  Management “Change of Control” payments totaling $19.3 million pre-tax will be rolled into the equity of the new entity

•                  In addition, ongoing management will receive $31.0 million of after-tax payments as a result of accelerated benefits related to the Transaction (see page 58)

•                  Stuart Miller and Shelly Rubin, CFO, who will not be part of the ongoing management of the new entity, will receive change of control payments totaling $17.0 million after-tax and costing the Company $4.6 million on an after-tax basis

•                  The Special Committee has hired its own counsel, Fernando Alonso of Hunton & Williams, to advise on its role and its fiduciary obligations to shareholders

Merger Valuation Summary

(In Millions, Except per Share Value)

Blackacre Bid Price Per Share					$63.00

Shares Outstanding (6/30/04)					29.9
Shares from 5.5% Convertible Notes (1)					1.5
Options (1)					1.0
Unvested Senior Officer Stock Purchase Shares (1)					0.1
Fully Diluted Shares Outstanding					32.4

Equity Value at $63.00 per Share					$2,040
Net Debt (2)					1,736
Enterprise Value					$3,776

	LNR Statistics		Multiples
	2004E (3)	2005E (3)	2004E (3)		2005E (3)

Enterprise Value / EBITDA (4)	$318.8	$343.1	11.8	x	11.0	x

Price / EPS (5)	$3.71	$4.46	17.0	x	14.1	x

Price / FFO (6)	$4.53	$5.31	13.9	x	11.9	x

Price / Book Value (7)	$1,115.3		1.83	x

Notes:

(1)               Calculated using the treasury method.

(2)               As of May 31, 2004.  Includes minority interests of $10.7 million.

(3)               Excludes loss on extinguishment of debt.

(4)               EBITDA figures based on Friedman, Billings, Ramsey & Co. Equity Research, July 1, 2004.

(5)               EPS based on I/B/E/S estimates.

(6)               Calculated as EPS plus projected depreciation per share calculated using projected weighted average fully diluted shares outstanding.  Depreciation and weighted average fully diluted shares outstanding based on Friedman, Billings, Ramsey & Co. Equity Research, July 1, 2004.

(7)               Book value as of May 31, 2004.

Presentation to the Board of Directors

1	Situation Overview

2	Business Description and Recent Performance

3	Process Overview

4	Stand-alone Valuation

5	LBO Business Model

6	Conclusions

Appendix

A	Supplemental Valuation Materials

B	Management Change of Control Payments

Business Description and Recent Performance

Business Description

LNR’s businesses generate recurring income and cash flows from property rents, interest income and fees as manager and special servicer

•                  Spun off from Lennar Corporation in 1997, LNR is a leader in real estate finance, management and development, with expertise in investing in and adding value to real estate assets

•                  Real Estate Properties: Purchase, enhance, reposition and/or develop commercial real estate properties including rental apartments, office buildings, shopping centers, industrial/warehouse buildings, hotels and land

•                  Real Estate Loans: Invest in loans backed by commercial real estate properties, including both the purchase and workout of non-performing or distressed loans and the purchase and origination, alongside institutional partners, of junior first mortgage participations and mezzanine positions in loans on high-quality real estate properties

•                  Real Estate Securities: Invest in, and manage as special servicer, primarily unrated and non-investment grade rated debt securities collateralized by loans on commercial real estate properties

Assets by Segment at May 31, 2004

[CHART]

Total Assets = $3.0 Billion (1)

Revenue and EBITDA by Fiscal Year (2)

[CHART]

Notes:

(1)               Assets before fair value write-up on CMBS of $88 million at May 31, 2004.

(2)               Adjusted to include discontinued operations.

LTM performance is consistent with recent trends

LTM Revenue by Segment ($MM)

[CHART]

Total Revenue = $478 Million

LTM EBITDA by Segment ($MM)

[CHART]

Segment EBITDA = $396 Million (1)

Senior Management

Stuart Miller	Chairman

Jeffrey Krasnoff	President & CEO

Ronald Schrager	COO

Robert Cherry	CIO

David Team	President, U.S. Commercial Property

Mark Griffith	President, European Operations

Shelly Rubin	VP & CFO

Zena Dickstein	VP, General Counsel & Secretary

Non-Executive Board of Directors

Brian Bilzin	Partner, Bilzin Sumberg Baena Price & Axelrod LLP

James Carr	President & CEO, Carr Residential I, L.L.C.

Charles Cobb	CEO & Managing Director, Cobb Partners, Limited

Edward Foote	President Emeritus, University of Miami

Stephen Frank	Retired Chairman, President & CEO, Southern California Edison

Connie Mack	Senior Policy Advisor, Shaw Pittman LLP

Steven Saiontz	Chairman, Union Bank of Florida

Note:

(1)               Before corporate, general and administrative expenses of $27 million.

Historical Performance

LNR has increased EPS and book value per share every year since its spin-off from Lennar in 1997

However, growth trajectory has slowed in recent years as new investment opportunities have become more difficult to find

Earnings and EPS Track Record ($ in Millions, Except Per Share Data)

[CHART]

Book Value Per Share

[CHART]

Notes:

(1)               Before impact of $18.9 million on net earnings and $0.61 on EPS based on 30.7 million weighted average shares outstanding for loss on early extinguishment of debt in 2003.

(2)               Before impact of $2.2 million on net earnings and $0.07 on EPS based on 30.4 million weighted average shares outstanding for loss on early extinguishment of debt in 2004.

(3)               Pro Forma for the spin-off of LNR from Lennar Corporation on October 31, 1997.

(4)               Includes $0.64 for loss on early extinguishment of debt based on $18.9 million after-tax loss on 29.7 million outstanding shares.

(5)               Includes $0.71 for loss on early extinguishment of debt based on $21.1 million after-tax loss on 29.8 million outstanding shares.

Recent Share Price Performance

In the weeks leading up to the transaction, the LNR stock price has outperformed the market and its real estate peers, reaching an all-time high of $59.32 on August 26, 2004

The share price has increased 48% over the last twelve months

3-Year Share Price Performance

[CHART]

Relative Share Price Performance

YTD 2004

LNR’s share price has trended relatively closely with the S&P 500 and its real estate peers throughout 2004 although separation has occurred since mid-summer and accelerated very recently

Recent interest rate concerns in early 2004 put negative pressure on LNR shares, along with those of its comparables and the market as a whole, although recent economic news has improved the interest rate outlook

Share Price Performance Since January 1, 2004

[CHART]

Notes:

Source: Bloomberg.

(1)               REITs include Arden Realty, Inc., Boston Properties, Inc., CarrAmerica Realty Corporation, Crescent Real Estate Equities, Equity Office Properties Trust, Glenborough Realty Trust, Highwoods Properties, Inc., Mack-Cali Realty Corporation and Vornado Realty Trust.

(2)               Specialty Finance Companies include Allied Capital Corporation, CapitalSource, Inc., CIT Group, Inc., Financial Federal Corporation, The FINOVA Group, Inc., GATX Corporation and iStar Financial, Inc.

(3)               Real Estate Securities Companies include Anthracite Capital, Inc., Capital Trust, Inc., Newcastle Investment Corporation and RAIT Investment Trust.

Market Commentary

Analyst sentiment reflects optimistic valuation levels for LNR

Analysts covering LNR have increased their 12-month target prices to $65 and $71 per share

Broker Firm	Date	Price Target	Commentary
Friedman, Billings,	July 1, 2004	$65.00

“Increasing estimates. In line with Company guidance and earnings-related trends such as asset generation, we are increasing our 2004 EPS estimate from $3.72 to $3.87. Our preliminary EPS estimate for 2005 remains at $4.27.”

Ramsey & Co.
		Revised from
Analyst: Merrill Ross		$50.00 on
		Jan 9, 2004

“Strong balance sheet. We believe that LNR, which has the majority of its debt match-funded and which operates at low leverage, has a strong and flexible balance sheet that will support ongoing value creation. We estimate net asset value in a broad range from $50 per share to $60 per share, and we believe that a premium should be awarded to the shares to reflect the capability of management to continue to create and deliver value.”

JMP Securities, LLC	August 24, 2004	$71.00

“We believe LNR is significantly under-valued and is the best-positioned company in the industry to generate value from an unstoppable capital markets trend, specifically the securitization of the commercial real estate debt market. We believe LNR’s status as the nation’s most skilled and experienced non-investment grade CMBS investor and the country’s leading CMBS special servicer. . . better position it to monetize this trend than any other company in the country.”

Analyst: Donald Destino		Revised from
		$64.00 on
		Mar 30, 2004

“We continue to view LNR as overcapitalized. Management’s stated target is mid-teens returns on average and over time. It seems clear to us that excess capital is to blame for lower than targeted returns.”

Forward P/E Multiples

The Blackacre proposal comes at a time when LNR is trading at a significant premium to historical peak valuations

August 2000 to Present

[CHART]

Notes:

Calculated as share price at date divided by forward year estimated EPS at date.

Source: I/B/E/S Rewind.

Presentation to the Board of Directors

1	Situation Overview

2	Business Description and Recent Performance

3	Process Overview

4	Stand-alone Valuation

5	LBO Business Model

6	Conclusions

Appendix

A	Supplemental Valuation Materials

B	Management Change of Control Payments

Process Overview

Review of Sale Process

LNR first engaged Greenhill to evaluate strategic alternatives in 2001

Following an exhaustive search, no compelling offer or proposed transaction materialized

•                  LNR first engaged Greenhill to explore strategic alternatives for the Company in early 2001.  Alternatives included:

•                  Equity Infusion

•                  Debt Financing

•                  Sale of the Company

•                  Greenhill contacted 54 parties, including both strategic and financial parties, to solicit interest in the Company

•                  Offering memoranda distributed to parties executing a confidentiality agreement

•                  Management meetings conducted with multiple parties

•                  Market reaction was muted

•                  Reluctance to take on LNR business line diversity

•                  Lack of enthusiasm for capital infusion at attractive rates for LNR

•                  Ultimately, no transaction materialized

LNR re-engaged Greenhill in 2004 to evaluate existing interest in the Company as well as to solicit additional interest

•                  The publicly disclosed auction of General Motors Acceptance Corporation’s Commercial Mortgage Business (“GMACCM”) in late 2003 ultimately led to a number of reverse inquiries related to LNR’s business

•                  Brought renewed attention to companies focused on the CMBS and real estate finance markets

•                  LNR was recruited to help value GMACCM’s assets

•                  Due diligence of GMACCM highlighted the value of the LNR franchise

•                  Public failure of the process left a number of frustrated potential buyers

•                  LNR management was compelled to evaluate the level of interest from potential acquirors or merger partners

•                  Potential synergies with LNR’s existing business model

•                  Potential access to more abundant and less expensive capital

•                  Potential to realize value maximizing transaction for shareholders in a strong market for real estate related companies

•                  As a result, LNR re-engaged Greenhill to assist in evaluating the interest level of inquiring parties

•                  Given the nature of existing inquiry, incumbent on LNR to solicit additional interested parties

LNR and Greenhill conducted a process focused on a limited universe of parties with the strongest interest in the Company’s businesses

•                  LNR, with the assistance of Greenhill, conducted a marketing process focusing on the group of parties with clearest strategic rationale for a merger or an acquisition and the greatest level of interest during Greenhill’s 2001 engagement

•                  Financial strength and size

•                  Strategic and operational fit

•                  Clear desire to expand operations in real estate finance

•                  Parties that contacted LNR or those that were subsequently identified for contact included:

•                  Blackacre

•                  CDP Capital

•                  Citigroup

•                  CIT Group

•                  Deutsche Bank

•                  Fortress Investment Group

•                  GE Capital (Real Estate)

•                  Soros Fund Management (“Soros”)

•                  UBS Real Estate

•                  Vornado Realty Trust (“Vornado”)

•                  Greenhill began contacting interested parties in late January and thereafter sent offering memoranda and other marketing materials to each party that executed a confidentiality agreement

Ultimately, three parties conducted significant preliminary diligence and prepared offers for the Company

Blackacre’s bid of $63.00 per share represents the best offer received for LNR

•                  Following the distribution of marketing materials, several parties expressed interest in pursuing a potential acquisition of LNR.  These parties included:

•                  Blackacre

•                  Soros (in financial partnership with Deutsche Bank)

•                  Vornado

•                  Greenhill and LNR facilitated meetings with Management in New York and Miami, provided detailed diligence materials and responded to numerous follow-up due diligence requests from the above parties

•                  On May 4th, Greenhill received the following non-binding offers for LNR:

•                  Blackacre: $62.50 per share in cash

•                  Vornado: $53.00 per share in cash and stock

•                  Soros / Deutsche Bank failed to submit a bid

•                  Vornado was told that it needed to raise its bid to at least $60.00 per share in order to continue discussions with LNR.  On May 7th, Vornado indicated that it could not get to $60.00 per share.  Greenhill informed Vornado that LNR was considering other options

•                  Also on May 7th, Blackacre indicated a desire to gain exclusive negotiating rights with LNR.  Greenhill instructed Blackacre to put its best bid forward and that the Company would decide on exclusivity based on that number.  Blackacre subsequently increased its bid to $64.50 per share on May 8th

•                  On May 11th, LNR signed a letter granting exclusivity to Blackacre until May 31st, at which time Blackacre (and its consultants/advisors) began conducting detailed confirmatory due diligence on LNR’s business and assets

Blackacre was granted an exclusive negotiating period which was extended through June 9th

Downward price adjustment was agreed based on the potential $100 million or greater cost of redeeming the Company’s subordinated debt

$63.00 per share was ultimately agreed subject to financing and a more significant reinvestment by the Miller family

•                  Original required equity investment of $100 million increased to $150 million

•                  Requirement that Miller family invest $200 million in a deeply subordinated security to increase the available leverage in the transaction

•                  Blackacre began conducting a comprehensive due diligence examination of LNR once it was granted exclusivity

•                  After conducting due diligence for over two weeks, Blackacre requested an extension of its exclusive period

•                  LNR granted an extension through June 9th based on Blackacre’s good faith efforts through that date

•                  Exclusivity expired with no agreement in place

•                  Detailed discussion regarding asset values and the proposed business plan continued

•                  Simultaneous with Blackacre’s due diligence examination, the Merger Agreement and other agreements were being negotiated

•                  Other agreements included the Miller Family voting agreement, Miller Family co-investment agreement and management employment term sheets

•                  On June 29th, Cerberus / Blackacre proposed a downward price adjustment based on their need to tender for the Company’s outstanding subordinated debt

•                  Proposed $61.75 per share due to the potential $100 million or greater cost to tender for the bonds

•                  The offer was rejected by LNR

•                  On July 1st, Blackacre proposed a compromise at $63.00 per share based on the following:

•                  Subject to a financing commitment of up to $3.0 billion

•                  Required larger investment by the Miller family

•                  $150 million equity investment

•                  $200 million subordinated debt investment

Negotiations on financing terms have been ongoing for several weeks

Cerberus has agreed to accept financing proposals from two sources in order to facilitate a transaction

•                  Following the agreement on a $63.00 per share purchase price, Cerberus and management began working with financing sources to provide up to $3 billion to fund the transaction and the business plan

•                  During these negotiations, the share price of LNR began to approach and eventually surpassed historical highs, prompting a discussion with Cerberus as to compensation to shareholders for a shrinking premium in the form of a higher per share offer

•                  Cerberus responded that the recent price increase did not affect the underlying value of the Company and pointed to the significant premium to the stock price when the $63.00 share price was agreed

•                  Cerberus indicated that this transaction would not occur at any price higher than $63.00 per share

•                  In order to facilitate a transaction, Cerberus has agreed to accept commitments from both financing sources

Presentation to the Board of Directors

1	Situation Overview

2	Business Description and Recent Performance

3	Process Overview

4	Stand-alone Valuation

5	LBO Business Model

6	Conclusions

Appendix

A	Supplemental Valuation Materials

B	Management Change of Control Payments

Stand-alone Valuation

Valuation Methodologies

Greenhill utilized a variety of standard valuation methodologies in determining a value range for LNR

•                  Comparable Company Analysis:  While no “pure play” comparable company exists for LNR, Greenhill applied ranges of public company trading multiples, specifically Price / EPS, Price / FFO and Price / Book, for a universe of companies operating as diversified equity REITs, specialty finance companies and real estate securities companies

•                  Premiums Analysis: Applied a range of premiums to LNR’s current and historical average share prices based on U.S. transactions between $300 million and $2.5 billion over the last 3 years

•                  Precedent Transactions Analysis: Reviewed selected transactions involving companies in the REIT and specialty finance industries and applied a range of multiples, specifically Price / EPS, Price / FFO and Price / Book

•                  Discounted Cash Flow: Determined the present value using discount rates ranging from 9.0% to 11.0% of the projected after-tax levered cash flows generated from 2005 to 2009 plus a terminal value calculated by applying earnings multiples ranging from 8.0x to 10.0x to 2009 net income excluding the 2009 Newhall contribution and adding an assumed 2009 sale valuation of $800 million for Newhall

•                  REIT Conversion: Assumes the conversion of LNR to a REIT structure and an E&P dividend of $1.25 billion.  Determined the present value using discount rates ranging from 7.5% to 9.0% of the projected after-tax levered free cash flows generated from 2005 to 2009 under a REIT structure plus a terminal value calculated by applying P/FFO multiples ranging from 7.5x to 9.5x to FFO excluding the 2009 Newhall contribution and adding an assumed 2009 sale valuation of $800 million for Newhall

•                  Analyst Targets: Discounted one-year share price targets of Friedman, Billings, Ramsey & Co. and JMP Securities, LLC Equity Research of $65.00 and $71.00, respectively, back one year at LNR’s cost of equity of 9.1%

•                  Asset Liquidation Analysis:  Applied LNR’s fair market valuation of assets and a valuation of the CMBS servicing platform based on future cash flows from 2005 to 2009 less liabilities, minority interests and transaction costs to establish a liquidation value for the Company

Valuation Summary

Application of traditional valuation methodologies yields a range of implied values that generally exceed today’s stock price

The Blackacre offer falls at the middle to high end of the collection of valuation ranges

The very recent market price run-up has created a situation in which the premium to market would be considered lower than normal

Premium to Market (1)

[CHART]

Notes:

(1)               Premiums to market calculated based on LNR share price of $59.12 as of August 26, 2004.

(2)               Range based on Friedman, Billings, Ramsey & Co. and JMP Securities, LLC Equity Research one-year share price targets of $65.00 and $71.00, respectively, discounted back one year at LNR’s cost of equity of 9.1%.

Valuation Parameters

Valuation of LNR presents unique challenges due to the structure of its business

Investors have penalized the Company historically relative to “peers” due to:

•                  Lack of “pure play” comparable

•                  High contribution of gains on sales to bottom line

•                  Tax status as a non-REIT and resulting low yield

•                  Lack of direct market or transaction comparables adds challenge to valuation

•                  Diversified equity REITs have several meaningful structural differences from LNR (e.g. tax status, dividend distribution, lower contribution of gain-on-sale income)

•                  Specialty finance companies are generally focused on lending against non-real estate assets which create diversity and have different risk profiles (e.g. aircraft, computers)

•                  Pure-play real estate securities companies are (i) generally structured as REITs and (ii) are not diversified businesses holding actual properties in addition to securities

•                  LNR’s capital constraints are likely to negatively impact valuation

•                  REIT and Specialty Finance comparables generally have higher credit ratings and, therefore, lower cost of capital than LNR

•                  Capital availability/cost will likely temper growth opportunities for LNR as a standalone entity

•                  Perceived volatility of securities and loans business negatively impacts value relative to REIT and Specialty Finance comparables

•                  Real estate securities companies trade at significant discounts to each of those sectors and generally carry significantly lower debt loads

•                  Counteracting these factors is LNR’s position as a widely acknowledged leader in real estate finance and investment with a highly conservative, prudent management and impressive track record through economic cycles

Projected Financial Performance

Key Assumptions

Management developed projections for LNR as a stand-alone entity

The projections take into effect the capital limitations that LNR faces as a standalone Company

•                  Real Estate Securities (“CMBS”)

•                  Annual CMBS servicing fees as 8.0% of CMBS asset balance

•                  Flat growth in partnership income

•                  $225 million to $255 million of new additions and $230 million to $307 million of principal collections and sales per year from 2005 to 2009

•                  Growth in interest income of 25% in 2005 declining to 8% by 2009

•                  Real Estate Loans

•                  B-note portfolio increases to $521 million in 2005, and grows 13-21% annually thereafter (on a net basis)

•                  Interest income increases annually by 16-24%

•                  B-Note yield of L+650

•                  B-Note principal collections of $125 million annually

•                  Real Estate Properties

•                  Property acquisitions of $200 million in 2005 growing 14.0% annually thereafter

•                  Blended rental income yield on existing property of 17.4% in 2005 growing to 19.0% in 2009

•                  Blended rental income yield on new purchases of 12.4% in 2005 growing to 14.2% in 2009

•                  Flat growth in management fee income

•                  Consolidated

•                  Operating expenses of $103 million in 2005, growing approximately 5.0% per year thereafter

•                  Annual blended cost of debt of 6.9%

Historical and Projected Financial Performance

($ in Millions, Except Per Share Data)	2003A (1)	2004E (1)	2005E (2)	2006E	2007E	2008E	2009E	04 - 09 CAGR

Revenue
Rental Income	$113.4	$122.3	$112.1	$106.3	$106.6	$112.4	$122.6
Partnership Revenues	52.0	70.8	56.3	64.2	30.2	59.8	151.9
Interest Income	157.9	167.7	193.7	224.2	263.6	319.6	392.2
Gains on Sale	113.0	98.7	81.0	72.1	85.2	89.3	97.0
Fees	41.2	43.3	74.7	79.9	83.7	85.7	87.1
Other	14.1	(0.6)	0.0	0.0	0.0	0.0	0.0
Total Revenue	$491.6	$502.3	$517.8	$546.7	$569.4	$666.8	$850.8	11.1%
Growth %	4.1%	2.2%	3.1%	5.6%	4.2%	17.1%	27.6%

Operating Expenses (3)	$191.4	$206.6	$206.4	$213.7	$223.6	$252.6	$302.7
% of Revenue	38.9%	41.1%	39.9%	39.1%	39.3%	37.9%	35.6%

EBITDA	$333.2	$334.2	$338.5	$359.9	$373.6	$443.7	$580.1	11.7%
Growth %	(2.1)%	0.3%	1.3%	6.3%	3.8%	18.8%	30.7%
Margin %	67.8%	66.5%	65.4%	65.8%	65.6%	66.5%	68.2%

Net Income	$128.5	$119.7	$124.8	$139.0	$139.2	$165.3	$228.6	13.8%
Growth %	(10.7)%	(6.8)%	4.2%	11.4%	0.2%	18.7%	38.4%
Margin %	26.1%	23.8%	24.1%	25.4%	24.5%	24.8%	26.9%

Earnings Per Share	$4.18	$3.82	$3.50	$3.90	$3.91	$4.64	$6.42	10.9%
Growth %	0.7%	(8.6)%	(8.4)%	11.4%	0.2%	18.7%	38.4%

FFO Per Share (4)	$4.96	$4.69	$4.17	$4.56	$4.59	$5.37	$7.22	9.0%
Growth %	1.7%	(5.5)%	(11.1)%	9.5%	0.7%	17.0%	34.4%

Notes:

(1)               Excludes loss on extinguishment of debt.

(2)               Assumes the conversion of $235 million of 5.5% notes at $45.28.

(3)               Includes depreciation and amortization.

(4)               FFO calculated as net income plus depreciation.

Valuation Matrix

($ in Millions, Except Per Share Data)

Share Price	Premium to Market	Equity Value (1)	Enterprise Value (2)	Price / Book		Price / EPS (3)				Price / FFO (3)
						2004E		2005E		2004E		2005E
$59.12	0.0%	$1,896	$3,632	$1,115		$3.71		$4.46		$4.53		$5.31
$48.00	(18.8)%	$1,483	$3,219	1.33	x	12.9	x	10.8	x	10.6	x	9.0	x
$51.00	(13.7)%	1,595	3,331	1.43	x	13.7	x	11.4	x	11.3	x	9.6	x
$54.00	(8.7)%	1,706	3,442	1.53	x	14.6	x	12.1	x	11.9	x	10.2	x
$57.00	(3.6)%	1,817	3,554	1.63	x	15.4	x	12.8	x	12.6	x	10.7	x
$60.00	1.5%	1,929	3,665	1.73	x	16.2	x	13.5	x	13.3	x	11.3	x
$63.00	6.6%	2,040	3,776	1.83	x	17.0	x	14.1	x	13.9	x	11.9	x
$66.00	11.6%	2,152	3,888	1.93	x	17.8	x	14.8	x	14.6	x	12.4	x
$69.00	16.7%	2,263	3,999	2.03	x	18.6	x	15.5	x	15.2	x	13.0	x
$72.00	21.8%	2,374	3,776	2.13	x	19.4	x	16.2	x	15.9	x	13.6	x

Real Estate Securities Trading Comps	REIT Trading Comps

Specialty Finance Trading Comps	Specialty Finance Precedent Transactions	REIT Precedent Transactions

Blackacre Bid

Notes:

(1)               Assumes 29.9 million basic shares outstanding, 1.9 million options converted using the treasury method, 5.2 million shares from the conversion of the $235 million principal amount of convertible senior subordinated notes with a conversion price of $45.28, unvested Senior Officer Stock Purchase Shares converted using the treasury method and Director Phantom Shares.

(2)               Includes $10.7 million of minority interests.

(3)               Excludes loss on extinguishment of debt.  Based on I/B/E/S and analyst research.

Premium to Market Analysis

The Blackacre bid represents a premium to LNR’s current and historical average share prices

	Price	Bid Premium
Blackacre Bid	$63.00
Current Price (8/26/04)	$59.12	6.6%
20-Day Average	$56.03	12.4%
6-Month Average	$52.89	19.1%
1-Year Average	$49.67	26.8%
Price at Time of Exclusivity to Blackacre (5/11/04)	$46.43	35.7%

2-Year Share Price Performance

[CHART]

Source: Bloomberg.

Premiums Paid Analysis

U.S. Transactions in Last Three Years Between $300 million -$2.5 billion

•                  Over the last 12 months, the premium paid in all cash completed transactions for U.S. deals between $300 million and $2.5 billion has averaged approximately 25%

	Number of Deals	Total Dollar Volume ($MM)	Average Deal Size ($MM)	Average Premium (1)
Last Three Years
All Stock	63	$58,392	$927	20.5%
Hybrid Stock / Cash	48	$38,571	$804	27.9%
All Cash	86	$69,026	$803	28.5%

Last Year
All Stock	20	$18,134	$906	16.7%
Hybrid Stock / Cash	24	$16,909	$705	26.4%
All Cash	37	$27,529	$737	25.2%

•                  As a result of the recent stock price increase, Blackacre’s proposal is below average premiums paid in transactions announced over the last year relative to LNR’s current share price.  The premium to historical average share prices is closer to precedent transactions

	Current	20-Day Average	6-Month Average	1-Year Average
Share Price	$59.12	$56.03	$52.89	$49.67
Premium (at $63.00)	6.6%	12.4%	19.1%	26.8%

Notes:

Source: Bloomberg.

(1) Premium to prior 20 day trading average.

Share Price Performance and Trading Volume

While volumes have not been unusually high during the negotiation period, LNR’s stock did begin to trade slightly out of line with peer groups beginning in July

This separation has increased over the past week

Share Price Performance Since December 1, 2003

[CHART]

Source: Bloomberg.

Comparable Company Trading Valuation

Comparable company trading multiples suggest a valuation range for LNR of $49.00 to $59.00 per share

LNR’s status as a C-Corp creates a potential market discount due to resulting higher tax rates and a lower dividend yield

($ in Millions, Except Per Share Data)

Valuation Methodology	LNR Statistic (1)	Multiple Range					Implied Equity Value (2)			Implied Share Price (3)
		Low		-	High		Low	-	High	Low	-	High

2004E EPS	$3.71	12.0	x	-	14.0	x	$1,353.9	-	$1,629.4	$44.52	-	$51.94
2005E EPS	$4.46	11.0	x	-	13.0	x	$1,521.3	-	$1,852.3	$49.03	-	$57.94
2004E FFO	$4.53	11.0	x	-	13.0	x	$1,550.1	-	$1,886.3	$49.80	-	$58.86
2005E FFO	$5.31	10.0	x	-	12.0	x	$1,671.8	-	$2,066.0	$53.08	-	$63.70
Book Value (4)	$1,115.3	1.35	x	-	1.75	x	$1,505.7	-	$1,951.8	$48.61	-	$60.62

		Summary Valuation Range								$49.00	-	$59.00

		Current Blackacre Bid								$63.00	-	$63.00

		Bid Premium / (Discount) to Valuation								28.6%	-	6.8%

Notes:

(1)          2004E statistics exclude loss from extinguishment of debt.  Based on I/B/E/S estimates and Friedman, Billings, Ramsey & Co. Equity Research, July 1, 2004.

(2)          Calculated as implied share price times the fully diluted shares outstanding at the implied share price based on the treasury method.  Fully diluted shares include the effect of conversion of the $235 million principal amount of convertible senior subordinated notes with a conversion price of $45.28.

(3)          Calculated as LNR statistic times the applied multiple.

(4)          Book value as of May 31, 2004.

Precedent Transaction Valuation

Precedent transaction multiples suggest a valuation range for LNR of $55.00 to $65.00 per share

($ in Millions, Except Per Share Data)

Valuation Methodology	LNR Statistic (1)	Multiple Range					Implied Equity Value (2)			Implied Share Price (3)
		Low		-	High		Low	-	High	Low	-	High

2004E EPS	$3.71	10.0	x	-	14.0	x	$1,078.4	-	$1,629.4	$37.10	-	$51.94
2004E FFO	$4.53	12.0	x	-	15.0	x	$1,718.2	-	$2,222.5	$54.33	-	$67.91
2005E FFO	$5.31	11.0	x	-	13.0	x	$1,868.9	-	$2,263.1	$58.39	-	$69.01
Book Value (4)	$1,115.3	1.60	x	-	2.00	x	$1,784.5	-	$2,230.7	$56.12	-	$68.13

		Summary Valuation Range								$55.00	-	$65.00

		Current Blackacre Bid								$63.00	-	$63.00

		Bid Premium / (Discount) to Valuation								14.5%	-	(3.1)%

Notes:

(1)          2004E statistics exclude loss from extinguishment of debt.  Based on I/B/E/S estimates and Friedman, Billings, Ramsey & Co. Equity Research, July 1, 2004.

(2)          Calculated as implied share price times the fully diluted shares outstanding at the implied share price based on the treasury method.  Fully diluted shares include the effect of conversion of the $235 million principal amount of convertible senior subordinated notes with a conversion price of $45.28.

(3)          Calculated as LNR statistic times the applied multiple.

(4)          Book value as of May 31, 2004.

Discounted Cash Flow (Cash Income) Valuation

A discounted cash flow analysis yields an implied valuation range of approximately $59 to $68 per share for LNR as a standalone entity based on terminal multiples that are above historical averages

[CHART]

Note: Price per share based on fully diluted shares outstanding of 32.4 million assuming full conversion of 5.5% notes and reduction in associated interest expense.  Valuation based on management projections, not analyst estimates.

Discounted Cash Flow (Cash Income) Valuation

Valuation Matrix

A “sanity check” shows implied multiples slightly above current market multiples and well above historical averages

($ in Millions, Except Per Share Data)

Terminal P/E Multiple	8.0x						9.0x						10.0x
Discount Rate (Cost of Equity)	9.0%		10.0%		11.0%		9.0%		10.0%		11.0%		9.0%		10.0%		11.0%
Present Value of Cash Flows:
2005E to 2009E	$856.5		$837.2		$818.6		$856.5		$837.2		$818.6		$856.5		$837.2		$818.6
Terminus	1,190.1		1,137.0		1,086.7		1,273.9		1,217.0		1,163.2		1,357.7		1,297.1		1,239.7
Equity Value	$2,046.6		$1,974.2		$1,905.3		$2,130.4		$2,054.2		$1,981.8		$2,214.2		$2,134.3		$2,058.3
Net Debt (1)	1,736.2		1,736.2		1,736.2		1,736.2		1,736.2		1,736.2		1,736.2		1,736.2		1,736.2
Enterprise Value	$3,782.9		$3,710.4		$3,641.5		$3,866.6		$3,790.4		$3,718.0		$3,950.4		$3,870.5		$3,794.5
Implied Price Per Share (2)	$63.20		$60.96		$58.84		$65.79		$63.44		$61.20		$68.38		$65.91		$63.56
Terminal Value Analysis
% Equity Value in Terminus	58.2%		57.6%		57.0%		59.8%		59.2%		58.7%		61.3%		60.8%		60.2%
Implied Terminal Multiple
FY 2009E P/E	9.7	x	9.3	x	9.0	x	10.1	x	9.7	x	9.4	x	10.5	x	10.1	x	9.7	x
Implied Valuation Metrics
EV / 2004E EBITDA (3)	11.9	x	11.6	x	11.4	x	12.1	x	11.9	x	11.7	x	12.4	x	12.1	x	11.9	x
2004E P/E	17.0	x	16.4	x	15.9	x	17.7	x	17.1	x	16.5	x	18.4	x	17.8	x	17.1	x

Notes:

Valuation and implied multiples based on management projections, not analyst estimates.

(1)          Net debt as of May 31, 2004.  Includes minority interests of $10.7 million.

(2)          Price per share based on fully diluted shares outstanding of 32.4 million assuming full conversion of 5.5% notes and reduction in associated interest expense.

(3)          2004E EBITDA based on Friedman, Billings, Ramsey & Co. Equity Research dated July 1, 2004.

REIT Conversion Analysis

Converting to REIT form could enhance value by increasing tax efficiency

A significant portion of this benefit is diluted by the need to recapitalize the Company as part of the conversion exercise

In addition, conversion to REIT status faces numerous significant challenges:

•                  IRS ruling

•                  Significant initial capital raise

•                  Cross default provisions in loan documents

•                  Ongoing access to capital markets to fund business plan

Assumptions

Cash E&P Dividend	$200
Stock E&P Dividend	1,050
Total E&P Dividend	$1,250

Current FD Shares Outstanding	31.6

Step 1: Raise New Equity

Equity Raised to Fund E&P Dividend	$75
Back-up Equity Raised	200
$275

Shares Issued	5.0
Total FD Shares Outstanding	31.6
Pro Forma FD Shares Outstanding	36.5

Step 2: Pay Cash E&P Dividend

Current Share Price	$55.28
Less: Cash E&P Dividend Per Share	5.47
Share Price After Cash E&P Dividend	$49.81

Step 3: Pay Stock E&P Dividend

Stock E&P Payment	$1,050
Pro Forma FD Shares Outstanding	36.5
New Shares Issued	21.1
Pro Forma FD Shares Outstanding After Stock Dividend	67.3
Per Current Share	1.84

DCF of Newco REIT

DCF Equity Value of REIT	$2,596
Assume Cost of Equity: 8.5%
Assume Terminal FFO Multiple: 8.5x

Plus: Excess Cash from Equity Raise	$75
Less: Cash E&P Dividend	200
Equals: Equity Remaining for Shareholders	$2,471

Pro Forma FD Share Price Before Required Equity Raises	$36.71

Pro Forma FD Shares Outstanding After Stock Dividend	67.3
Plus: Shares Issued from Required Equity Raises (1)	9.6
Final Pro Forma FD Shares Outstanding	77.0

Pro Forma FD Share Price After Required Equity Raises	$32.11

Value Per Current Share

Cash E&P Dividend	$5.47
DCF Share Value (1.84 x $32.11)	59.17
Total	$64.64

Sensitivity Analysis: Value Per Current Share

		7.5%	8.0%	8.5%	9.0%
Terminal Price / FFO Multiple	7.5x	$63.98	$62.85	$61.75	$60.67
	8.0x	65.49	64.33	63.19	62.09
	8.5x	67.01	65.81	64.64	63.50
	9.0x	68.53	67.29	66.09	64.92
	9.5x	70.04	68.77	67.54	66.33

Note: Assumes 8.0% cost of new debt issued to fund cash portion of E&P dividend.

(1)          Represents cumulative number of shares issued from 2005 to 2009 to fund investments and 90% cash dividend to shareholders.  Required equity raise in each year represents the amount necessary to maintain a 1.5x debt to equity ratio.  Equity assumed to be raised at 11.0x FFO.

REIT Projections

Projections for LNR under a REIT structure were derived from the corporate projections shown earlier in this presentation with the following adjustments:

•                  Property sales reduced to maintain REIT status

•                  Income from all REIT-eligible businesses exempted from corporate tax

•                  Debt / equity is kept at or below 1.5x by conducting equity raises

($ in Millions, Except Per Share Data)	2003A (1)	2004E (1)	2005E (2)	2006E	2007E	2008E	2009E	04 - 09 CAGR
Revenue
Rental Income	$113.4	$122.3	$112.1	$106.3	$106.6	$112.4	$122.6
Partnership Revenues	52.0	70.8	56.3	64.2	30.2	59.8	151.9
Interest Income	157.9	167.7	193.7	224.2	263.6	319.6	392.2
Gains on Sale	113.0	98.7	81.0	72.1	85.2	89.3	97.0
Fees	41.2	43.3	74.7	79.9	83.7	85.7	87.1
Other	14.1	(0.6)	0.0	0.0	0.0	0.0	0.0
Total Revenue	$491.6	$502.3	$517.8	$546.7	$569.4	$666.8	$850.8	11.1%
Growth%	4.1%	2.2%	3.1%	5.6%	4.2%	17.1%	27.6%

Operating Expenses (3)	$191.4	$206.6	$206.4	$213.7	$223.6	$252.6	$302.7
% of Revenue	38.9%	41.1%	39.9%	39.1%	39.3%	37.9%	35.6%

EBITDA	$333.2	$334.2	$338.5	$359.9	$373.6	$443.7	$580.1	11.7%
Growth %	(2.1)%	0.3%	1.3%	6.3%	3.8%	18.8%	30.7%
Margin %	67.8%	66.5%	65.4%	65.8%	65.6%	66.5%	68.2%

Net Income	$171.5	$152.2	$166.9	$180.2	$181.4	$217.7	$298.2	14.4%
Growth %	(12.8)%	(11.3)%	9.7%	8.0%	0.6%	20.0%	37.0%
Margin %	34.9%	30.3%	32.2%	33.0%	31.9%	32.6%	35.1%

Earnings Per Share (4)	$5.58	$5.00	$4.68	$4.86	$4.60	$5.11	$6.59	5.7%
Growth %	(1.6)%	(10.5)%	(6.3)%	3.7%	(5.4)%	11.3%	28.8%

FFO Per Share (4)(5)	$6.36	$5.87	$5.35	$5.49	$5.22	$5.73	$7.22	4.3%
Growth %	(0.6)%	(7.7)%	(8.8)%	2.7%	(5.0)%	9.9%	26.0%

Notes:

(1)          Excludes loss on extinguishment of debt.

(2)          Assumes conversion of $235 million of 5.5% notes at $45.28.

(3)          Includes depreciation and amortization.

(4)          Fully diluted shares include additional shares from required equity issuances to fund investments after a cash dividend distribution of 90% of net income.

(5)          FFO calculated as net income plus depreciation.

Liquidation Analysis

The value of LNR in a liquidation is estimated at $55 to $61 per share, including management’s estimates of excess value relating to Newhall and other assets that have not been publicly disclosed

This analysis assumes an immediate liquidation and does not reflect the probable timing of orderly asset sales, which would lower the valuation

A liquidation scenario elicits further issues that reduce the total value to shareholders:

•                  Taxes required on gains on sale of assets (as shown)

•                  Transaction fees and other costs related to asset sales and dissolution (as shown)

•                  Payment of fixed costs during liquidation process with declining income generating asset base (not shown)

	Fair Value Estimate
($ in Millions, Except Per Share Data)	Low	High
Estimated Fair Value of Assets (5/31/04)	$3,473.7	$3,473.7

Plus: Adjustments to Fair Value (1)
Adjustment to B-Note Portfolio	40.0	50.0
Adjustment to CMBS	100.0	200.0
Newhall Land Value (Residential)	300.0	500.0
Assets Not Given Additional Value (Europe, Vertical Opps., etc.)	30.0	60.0
Servicing Platform Valuation	200.0	250.0

Pre-tax Total Asset Value	$4,143.7	$4,533.7

Less: Accounts Payable & Other Liabilities	(223.4)	(223.4)

Less: Mortgage Notes & Other Debt	(1,761.0)	(1,761.0)

Less: Minority Interests	(10.7)	(10.7)

Less: Transaction Costs (2.0% of Total Asset Value)	(82.9)	(90.7)

Total Pre-tax Liquidation Value	$2,065.8	$2,448.0

Less: Current Book Value	(1,115.3)	(1,115.3)

Gain on Liquidation	$950.4	$1,332.6

Tax on Liquidation (35.5% Tax Rate) (2)	(337.4)	(473.1)

Net Proceeds from Liquidation	$1,728.4	$1,974.9

Net Proceeds Per Share (3)	$54.60	$61.24

Notes:

(1)          Valuations based on LNR management estimates.  Assumptions are detailed on pages 46 and 47 in the appendix.

(2)          Tax rate based upon public disclosure of estimated tax on fair value adjustment and includes state, federal and other taxes.

(3)          Based on fully diluted shares outstanding converted using the treasury method at each implied valuation. The low range of the Fair Value Estimate implies 31.7 million fully diluted shares outstanding and the high range implies 32.2 million fully diluted shares.

Presentation to the Board of Directors

1	Situation Overview

2	Business Description and Recent Performance

3	Process Overview

4	Stand-alone Valuation

5	LBO Business Model

6	Conclusions

Appendix

A	Supplemental Valuation Materials

B	Management Change of Control Payments

LBO Business Model

LBO vs. Stand-Alone Comparison

Capital Structure

Cerberus has the ability in an LBO to leverage the Company in a way that could not be accomplished as a stand-alone entity:

•                  Strong equity sponsor with deep pockets and track record with investors

•                  Lack of public company issues related to earnings and rating agencies

($ in Millions)	11/30/04E Pre-LBO		11/30/04E Post LBO

Total Assets	$3,176.2		$4,508.2

Total Debt	1,754.0		3,300.0

Shareholders’ Equity	1,171.3		708.8

Debt / Total Capital	60.0%		82.3%

Debt / EBITDA (1)	5.2	x	9.9	x

EBITDA / Interest Expense (1)(2)	3.0	x	1.3	x

Notes:

(1)          Based on 2004E EBITDA of $334.2 million excluding gains from CDO and net cash received from CMBS.

(2)          Based on 2005E interest expense of $112.0 million in the stand-alone model and 2005E pro forma interest expense of $266.6 million in the LBO model.

LBO Projections

($ in Millions, Except Per Share Data)	2003A (1)	2004E (1)	2005E	2006E	2007E	2008E	2009E	04 - 09 CAGR
Revenue
Rental Income	$113.4	$122.3	$106.8	$58.2	$10.8	$1.9	$0.2
Partnership Revenues	52.0	70.8	65.3	120.1	128.6	195.1	312.1
Interest Income	157.9	167.7	178.8	215.8	243.9	274.5	305.7
Gains on Sale	113.0	141.1	65.2	117.9	66.7	55.9	53.9
Fees	41.2	43.3	80.6	93.1	120.7	165.5	146.6
Other	14.1	(0.6)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)
Total Revenue (2)	$491.6	$544.6	$496.2	$604.6	$570.1	$692.3	$818.1	8.5%
Growth %		10.8%	(8.9)%	21.8%	(5.7)%	21.4%	18.2%

Operating Expenses	$191.4	$206.6	$192.7	$151.5	$109.1	$116.2	$120.5
% of Revenue		37.9%	38.8%	25.1%	19.1%	16.8%	14.7%

EBITDA (2)(3)	$333.2	$419.6	$376.5	$523.6	$518.8	$630.3	$752.5	12.4%
Growth %		25.9%	(10.3)%	39.1%	(0.9)%	21.5%	19.4%
Margin %		77.0%	75.9%	86.6%	91.0%	91.0%	92.0%

Net Income (2)	$128.5	$143.6	$(75.3)	$(1.1)	$55.1	$121.1	$219.6	12.9%
Growth %		(6.8)%	(162.9)%	(98.5)%	(4978.4)%	119.8%	81.3%
Margin %		22.0%	(15.2)%	(0.2)%	9.7%	17.5%	26.8%

Earnings Per Share	$4.18	$3.82	NA	NA	NA	NA	NA
Growth %		(8.6)%

FFO Per Share (4)	$4.96	$4.69	NA	NA	NA	NA	NA
Growth %		(5.5)%

Notes:

(1)          Excludes loss on extinguishment of debt.

(2)          2004 figures include effect of $42.3 million from CDO gains on sale from CDO executed in 2004 to fund transaction.

(3)          Includes net cash received from CMBS.

(4)          FFO calculated as net income plus depreciation.

LBO vs. Stand-Alone Comparison

Business Model – Cumulative 2005 to 2009

The increased flexibility and leverage created by an LBO allows LNR to:

•                  Focus on cash flow generation as opposed to earnings

•                  Invest more in growing the securities business

•                  Generate more revenue from off balance sheet partnerships

•                  Reduce expenses

($ in Millions)	Stand-Alone	LBO	Comments
Revenue
Properties	$1,118.2	$788.8	• Reduction in revenue as property business is liquidated and taken off balance sheet in LBO. Expenses decline as well

Loans	668.7	374.0	• LBO allows off balance sheet capitalization of loan origination subsidiary to partially offset for income lost due to CDO sale of loans

Securities	1,270.8	1,712.6	• LBO leverage allows increased investment in securities and greater CDO income. Servicing fees grow with portfolio

Europe	93.8	305.9	• LBO allows off-balance sheet funding for European property, NPL and securities JV, which produces additional fee and promote income

Total	$3,151.4	$3,181.4

Operating Expenses
Rental Operations	$410.7	$111.3	• Liquidation of property portfolio reduces LBO expenses

Direct Expenses and Overhead	661.8	426.1	• As certain businesses are moved off-balance sheet, expenses related to those are reduced or eliminated • Removal of public company costs

EBITDA	$2,131.1	$2,801.7

Presentation to the Board of Directors

1	Situation Overview

2	Business Description and Recent Performance

3	Process Overview

4	Stand-alone Valuation

5	LBO Business Model

6	Conclusions

Appendix

A	Supplemental Valuation Materials

B	Management Change of Control Payments

Conclusions

Conclusions

•                  Without access to additional capital, LNR’s ability to grow and make profitable new investments is limited

•                  Over the course of nearly three years, LNR, with Greenhill’s assistance, has explored numerous strategic opportunities

•                  2001 process aimed at exploring strategic capital raising opportunities or a potential sale of the Company in which 54 potential investors/acquirors were contacted to evaluate interest, with none willing to make a large investment on attractive terms

•                  Current process in which likely acquirors were contacted to evaluate interest and only Blackacre’s bid reached a valuation of greater than $60 per share

•                  There is a very small universe of companies capable or likely to make a large investment in or an acquisition of LNR

•                  Large land holdings an issue

•                  Significant size of required investment

•                  Diversified portfolio of assets appealing to different subsets of buyers

•                  Blackacre’s offer is well within the range of what traditional valuation methodologies would suggest and a significant premium to LNR’s historical valuation measures

•                  17.0x 2004E EPS

•                  1.83x Book Value

•                  As an LBO sponsor with deep pockets and a strong track record, Blackacre / Cerberus is able to leverage and structure LNR in a way that it could never do as a stand-alone public entity, thereby creating additional value

•                  Based on all of these factors, Greenhill is of the opinion that the consideration offered by Blackacre is fair from a financial point of view to LNR’s shareholders

Preliminary Timetable to Closing

Event	Date

• Special Committee Review	August 26, 2004

• Receive Board Approval	August 27, 2004

• Sign Merger Agreement	August 27, 2004

• Public Announcement of Transaction	August 27, 2004

• Close Transaction	December 31, 2004

Presentation to the Board of Directors

1	Situation Overview

2	Business Description and Recent Performance

3	Process Overview

4	Stand-alone Valuation

5	Conclusions

Appendix

A	Supplemental Valuation Materials

B	Management Change of Control Payments

Appendix

Liquidation Analysis

Assumptions

Estimated Fair Value of Assets (5/31/04) ($3,474 million):

•                  Publicly disclosed management estimate of fair value of LNR’s assets as of May 2004.  Conservative in nature due to public disclosure

Adjustment to B-Note Portfolio ($40-50 million):

•                  Tightening of spreads and superior financing in place has created undisclosed value of up to $50 million today

Adjustment to CMBS ($100-200 million):

•                  Unrated securities currently owned at a discount to face value of approximately $1 billion – currently only written up by $100 million.  Cash received to date has reduced basis by over $150 million, producing 31% cash return on book value.  Expected future cash flows of $800 million assuming loss case on every bond with conservative spreads

Newhall Land Value (Residential) ($300-500 million):

•                  Assumptions as follows (zero inflation case):

•                  Average Home Price – $500,000

•                  Land Component – 40% or $200,000 per lot

•                  Land Development Cost – $125,000 per lot

•                  Number of Lots – 20,000

•                  Net profit equal to $1.5 billion, less $800 million cost, equals excess value of $700 million.  LNR entitled to 50% of profit, or $350 million.  Assume $50 million discount for time value, or $300 million

Assets Not Given Additional Value ($30-60 million):

•                  Vertical building opportunities, additional value on existing FT portfolio – conservatively $30 million

Servicing Platform Valuation ($200-250 million):

•                  Run rate revenues of $40 million less costs of $15 million produce cash flows of approximately $25 million annually.  Growth rate of cash flows over 20% per year

•                  Assume 10x valuation

Comparable Company Trading Statistics

Diversified Equity REITs

($US Millions, Except Per Share Data)

Company	Price	Discount to	Equity	Price /		Price /		Price / FFO (2)(3)				Enterprise	EV / EBITDA				Dividend	Debt /	IBES Est.
(Ticker)	8/26/2004	52 Wk. High	Value (1)	Book		Tan. Bk.		2004E		2005E		Value	2004E		2005E		Yield	Total Cap (4)	LT Growth

Equity Office Properties Trust (EOP)	$27.86	(8.4)%	$11,235	1.13	x	1.17	x	10.7	x	10.6	x	$25,150	12.5	x	12.4	x	7.2%	56.2%	6.8%
Vornado Realty Trust (VNO)	$62.34	(0.6)%	$8,178	2.44	x	2.44	x	13.7	x	12.9	x	$13,873	15.9	x	15.0	x	4.6%	62.1%	NA
Boston Properties, Inc. (BXP)	$54.84	(1.3)%	$6,081	2.13	x	2.13	x	13.3	x	12.7	x	$11,652	13.6	x	13.1	x	4.7%	67.0%	6.0%
Mack-Cali Realty Corporation (CLI)	$44.41	(2.0)%	$2,713	1.75	x	1.75	x	12.4	x	11.9	x	$4,424	11.7	x	11.6	x	5.7%	51.9%	4.5%
Arden Realty, Inc. (ARI)	$32.10	(2.8)%	$2,124	1.77	x	1.77	x	12.6	x	12.2	x	$3,405	13.0	x	12.6	x	6.2%	51.8%	4.8%
Crescent Real Estate Equities (CEI)	$15.39	(18.6)%	$1,529	1.28	x	1.28	x	11.0	x	9.9	x	$4,400	12.5	x	11.6	x	9.7%	69.1%	2.8%
CarrAmerica Realty Corporation (CRE)	$32.61	(4.8)%	$1,787	1.96	x	1.98	x	10.4	x	10.4	x	$3,894	13.2	x	12.9	x	6.1%	63.2%	3.3%
Highwoods Properties, Inc. (HIW)	$24.26	(12.5)%	$1,304	0.89	x	0.89	x	10.5	x	9.5	x	$3,594	14.2	x	13.4	x	7.0%	51.1%	2.0%
Glenborough Realty Trust (GLB)	$19.91	(11.7)%	$639	1.09	x	1.09	x	9.8	x	9.4	x	$1,464	17.7	x	16.8	x	7.1%	58.7%	4.0%

			Mean	1.60	x	1.61	x	11.6	x	11.1	x	$7,984	13.9	x	13.3	x	6.5%	59.0%	4.3%
			Median	1.75	x	1.75	x	11.0	x	10.6	x	$4,400	13.4	x	13.0	x	6.2%	58.7%	4.3%

LNR Property Corp. (LNR) (5)	$59.12	(0.3)%	$1,896	1.70	x	1.70	x	13.1	x	11.1	x	$3,632	11.4	x	10.6	x	0.1%	61.4%	7.1%

Notes:

All figures exclude non-recurring charges.

(1)     Equity Value assumes the conversion of all exercisable stock options using the treasury method.

(2)     Based on I/B/E/S estimates as of August 2004 and recent research.

(3)     FFO or Funds From Operations represents net income after preferred dividends plus depreciation on real estate income-producing assets.

(4)     Equity capitalization represents book value.

(5)     Fully diluted shares include the effect of conversion of the $235 million principal amount of convertible senior subordinated notes with a conversion price of $45.28.

Specialty Finance Companies

($US Millions, Except Per Share Data)

	Price	Discount to	Equity	Price /		Price /		Price / EPS (2)				Enterprise	Dividend	Debt /	IBES Est.
Company (Ticker)	8/26/2004	52 Wk. High	Value (1)	Book		Tan. Bk.		2004E		2005E		Value	Yield	Total Cap (3)	LT Growth

CIT Group, Inc. (CIT)	$36.10	(10.9)%	$7,649	1.34	x	1.48	x	10.9	x	9.5	x	$40,596	1.4%	85.9%	9.1%
iStar Financial, Inc. (SFI)	$40.00	(7.0)%	$4,497	1.80	x	1.83	x	11.5	x	10.9	x	$9,356	7.0%	66.5%	7.0%
Allied Capital Corporation (ALD)	$25.18	(19.1)%	$3,297	1.73	x	1.73	x	17.2	x	15.5	x	$4,263	9.1%	35.7%	5.0%
CapitalSource, Inc. (CSE)	$20.00	(20.1)%	$2,339	2.70	x	2.70	x	20.0	x	15.0	x	$4,801	NA	75.2%	24.5%
GATX Corporation (GMT)	$26.82	(7.1)%	$1,326	1.43	x	1.43	x	23.3	x	18.5	x	$4,443	3.0%	78.2%	12.0%
Financial Federal Corporation (FIF)	$33.98	(4.3)%	$586	1.99	x	1.99	x	20.0	x	16.9	x	$1,655	NA	78.5%	13.5%
MortgageIT Holdings, Inc. (MHL)	$12.43	(0.6)%	$284	NM		NM		NA		NA		$745	NA	89.8%	NA
The FINOVA Group, Inc. (FNVG)	$0.08	(91.8)%	$10	NM		NM		NA		NA		$1,915	NA	NM	NA

			Mean	1.83	x	1.86	x	17.2	x	14.4	x	$8,472	5.1%	72.8%	11.9%
			Median	1.77	x	1.78	x	18.6	x	15.3	x	$4,353	5.0%	78.2%	10.6%

LNR Property Corp. (LNR) (4)	$59.12	(0.3)%	$1,896	1.70	x	1.70	x	15.9	x	13.3	x	$3,632	0.1%	61.4%	7.1%

Notes:

All figures exclude non-recurring charges.

(1)               Equity Value assumes the conversion of all exercisable stock options using the treasury method.

(2)               Based on I/B/E/S estimates as of August 2004 and recent research.

(3)               Equity capitalization represents book value.

(4)               Fully diluted shares include the effect of conversion of the $235 million principal amount of convertible senior subordinated notes with a conversion price of $45.28.

Real Estate Securities Companies

($US Millions, Except Per Share Data)

	Price	Discount to	Equity	Price /		Price /		Price / EPS (2)				Enterprise	Dividend	Debt /	IBES Est.
Company (Ticker)	8/26/2004	52 Wk. High	Value (1)	Book		Tan. Bk.		2004E		2005E		Value	Yield	Total Cap (3)	LT Growth

Newcastle Investment Corp (NCT)	$29.57	(12.7)%	$1,060	1.51	x	1.51	x	11.4	x	10.3	x	$3,545	8.1%	78.9%	9.5%
RAIT Investment Trust (RAS)	$26.84	(9.2)%	$690	1.44	x	1.44	x	10.8	x	10.0	x	$788	8.9%	23.9%	14.2%
Anthracite Capital, Inc. (AHR)	$11.15	(14.9)%	$564	1.35	x	1.35	x	9.4	x	8.3	x	$3,702	10.0%	86.9%	5.0%
Capital Trust, Inc. (CT)	$23.33	(15.3)%	$188	1.88	x	1.88	x	11.9	x	9.7	x	$229	6.9%	39.4%	15.0%

			Mean	1.55	x	1.55	x	10.9	x	9.6	x	$2,066	8.5%	57.2%	10.9%
			Median	1.48	x	1.48	x	11.1	x	9.9	x	$2,167	8.5%	59.1%	11.9%

LNR Property Corp. (LNR) (4)	$59.12	(0.3)%	$1,896	1.70	x	1.70	x	15.9	x	13.3	x	$3,632	0.1%	61.4%	7.1%

Notes:

All figures exclude non-recurring charges.

(1)               Equity Value assumes the conversion of all exercisable stock options using the treasury method.

(2)               Based on I/B/E/S estimates as of August 2004 and recent research.

(3)               Equity capitalization represents book value.

(4)               Fully diluted shares include the effect of conversion of the $235 million principal amount of convertible senior subordinated notes with a conversion price of $45.28.

Comparable Company Operating Statistics

Diversified Equity REITs

($US Millions, Except Per Share Data)

	Revenue Growth			EBITDA Margin			FFO Growth
Company (Ticker)	2003A	2004E	2005E	2003A	2004E	2005E	2003A	2004E	2005E

Equity Office Properties Trust (EOP)	(4.9)%	0.6%	1.1%	62.2%	62.5%	62.3%	(15.1)%	7.0%	1.2%
Vornado Realty Trust (VNO)	8.0%	10.0%	3.5%	69.1%	52.7%	54.0%	17.8%	5.6%	1.8%
Boston Properties, Inc. (BXP)	10.5%	3.3%	5.6%	62.5%	54.4%	54.9%	3.2%	32.0%	6.7%
The Rouse Company (RSE)	16.4%	30.4%	NA	50.9%	54.7%	NA	52.2%	11.9%	NA
Mack-Cali Realty Corporation (CLI)	4.0%	(0.1)%	2.0%	63.7%	64.3%	63.9%	3.4%	(5.1)%	2.6%
Arden Realty, Inc. (ARI)	4.8%	4.9%	4.7%	63.5%	60.5%	60.2%	(3.9)%	(0.4)%	5.3%
Crescent Real Estate Equities (CEI)	(5.3)%	4.2%	2.0%	31.2%	35.5%	37.5%	(10.8)%	(25.4)%	6.0%
CarrAmerica Realty Corporation (CRE)	(0.7)%	(4.8)%	0.5%	62.8%	63.7%	65.2%	(8.4)%	(3.1)%	6.3%
Highwoods Properties, Inc. (HIW)	(2.5)%	6.9%	3.4%	60.3%	56.0%	57.5%	(18.0)%	7.8%	0.9%
Glenborough Realty Trust (GLB)	13.2%	2.0%	0.6%	61.1%	43.7%	45.9%	(11.7)%	33.1%	(0.2)%

Mean	4.3%	5.7%	2.6%	58.7%	54.8%	55.7%	0.9%	6.3%	3.4%
Median	4.4%	3.7%	2.0%	62.3%	55.3%	57.5%	(6.2)%	6.3%	2.6%

LNR Property Corp. (LNR)	(3.5)%	8.8%	9.3%	76.7%	65.3%	68.7%	(20.8)%	2.6%	16.8%

Notes:

Forecasted figures based on equity research.

Figures excludes loss on extinguishment of debt.

Specialty Finance Companies

($US Millions, Except Per Share Data)

	Revenue Growth			Net Income Margin			EPS Growth
Company (Ticker)	2003A	2004E	2005E	2003A	2004E	2005E	2003A	2004E	2005E

CIT Group, Inc. (CIT)	(0.2)%	19.8%	6.4%	33.0%	29.6%	28.8%	95.6%	22.5%	13.2%
iStar Financial, Inc. (SFI)	16.6%	NA	NA	47.7%	NA	NA	27.3%	37.3%	6.3%
Allied Capital Corporation (ALD)	6.2%	11.0%	21.9%	59.3%	57.7%	49.8%	36.0%	(33.4)%	8.3%
CapitalSource, Inc. (CSE)	NM	NM	35.3%	47.7%	31.7%	33.1%	137.2%	(6.2)%	33.4%
GATX Corporation (GMT)	(3.4)%	7.2%	3.9%	6.2%	4.8%	5.1%	118.1%	(14.0)%	7.4%
Financial Federal Corporation (FIF)	(14.6)%	NA	NA	40.2%	NA	NA	(25.1)%	(0.3)%	20.1%
The FINOVA Group, Inc. (FNVG)	(3.0)%	NA	NA	70.0%	NA	NA	NA	NA	NA

Mean	0.3%	12.7%	16.9%	43.4%	30.9%	29.2%	64.8%	1.0%	14.8%
Median	(1.6)%	11.0%	14.2%	47.7%	30.7%	30.9%	65.8%	(3.2)%	10.7%

LNR Property Corp. (LNR)	(3.5)%	8.8%	9.3%	25.2%	23.8%	26.2%	(14.0)%	2.7%	23.2%

Notes:

Forecasted figures based on equity research.

Figures excludes loss on extinguishment of debt.

Real Estate Securities Companies

($US Millions, Except Per Share Data)

	Revenue Growth			Net Income Margin			Return on	Return on	EPS Growth
Company (Ticker)	2003A	2004E	2005E	2003A	2004E	2005E	Equity	Avg Assets	2003A	2004E	2005E

Newcastle Investment Corp (NCT)	59.9%	47.6%	34.6%	19.0%	28.3%	26.9%	6.0%	1.3%	20.3%	22.4%	8.4%
RAIT Investment Trust (RAS)	6.6%	21.1%	15.7%	60.0%	59.6%	58.6%	13.0%	9.7%	(10.4)%	10.8%	6.3%
Anthracite Capital, Inc. (AHR)	0.8%	8.7%	10.9%	(5.3)%	37.2%	36.2%	NM	NM	NM	NM	11.4%
Capital Trust, Inc. (CT)	(2.6)%	1.3%	24.4%	35.6%	38.8%	63.0%	14.1%	3.5%	NM	NM	18.6%

Mean	16.2%	19.7%	21.4%	27.3%	41.0%	46.2%	11.0%	4.8%	5.0%	16.6%	11.2%
Median	3.7%	14.9%	20.1%	27.3%	38.0%	47.4%	13.0%	3.5%	5.0%	16.6%	9.9%

LNR Property Corp. (LNR)	(3.5)%	8.8%	9.3%	25.2%	23.8%	26.2%	10.4%	4.0%	-14.0%	2.7%	23.2%

Notes:

Forecasted figures based on equity research.

Figures excludes loss on extinguishment of debt.

Selected Precedent Transactions

REIT Transactions

	Target /	Equity	Enterprise	Price /				EV /		Price /		Premium
Ann. Date	Acquiror	Value	Value	CY FFO		FY FFO		LTM EBITDA		Book		to Market
8/20/04	The Rouse Company General Growth Properties, Inc.	$7,599.1	$12,102.6	17.7	x	15.0	x	19.6	x	4.78	x	33.4%
6/21/04	Chelsea Property Group, Inc. Simon Property Group, Inc.	$2,914.3	$4,260.2	16.4	x	15.3	x	16.0	x	5.50	x	13.3%
5/3/04	Keystone Property Trust Prologis Group and Eaton Vance Management	734.9	1,315.5	14.3	x	13.0	x	18.9	x	1.68	x	17.0%
3/30/04	Residential Equities REIT / Canadian Apartment Properties REIT	391.0	738.9	14.6	x	13.9	x	16.4	x	2.55	x	11.8%
11/20/03	ElderTrust / Ventas, Inc.	97.3	285.2	7.5	x	NA		12.4	x	1.17	x	18.4%
7/8/03	Prime Retail Inc. / Lightstone Group LLC	115.0	625.5	NA		NA		9.1	x	0.78	x	38.5%
6/18/03	Mid Atlantic Realty Trust / Kimco Realty Corp	380.5	640.3	11.2	x	10.6	x	12.0	x	2.66	x	8.3%
5/29/03	Chateau Communities Inc. / Hometown America LLC	1,014.0	2,151.2	12.8	x	12.4	x	13.9	x	3.49	x	16.3%
5/8/03	RFS Hotel Investors Inc. / CNL Hospitality Properties, Inc.	383.0	701.0	11.8	x	10.3	x	11.1	x	1.31	x	12.4%
1/15/03	Taubman Centers Inc. / Simon Property & Westfield America (Terminated)	1,028.4	2,473.4	12.7	x	11.3	x	12.8	x	2.69	x	25.5%
1/2/03	Criimi Mae Inc. / Orix Corp (Terminated)	174.4	610.4	NA		NA		NA		0.60	x	7.5%
11/6/02	Center Trust Inc. / Pan Pacific Retail PPTYS Inc.	219.0	583.0	NA		NA		9.7	x	1.07	x	30.9%
4/29/02	Prime Group Realty Trust / American Realty Investors	196.3	1,121.3	10.2	x	7.5	x	10.0	x	0.70	x	77.3%
3/4/02	JP Realty / General Growth Properties	427.0	999.5	8.7	x	8.2	x	10.2	x	2.63	x	6.8%
12/4/01	Casden Properties / Apartment Investment & Management	379.0	1,063.0	NA		NA		NA		NA		NA
11/6/01	Storage USA / Security Capital Group	1,156.2	2,101.2	11.4	x	10.4	x	12.5	x	1.76	x	5.5%
10/29/01	Cabot Industrial Trust / CalWest Industrial Properties	990.0	1,915.0	9.9	x	9.6	x	11.4	x	1.29	x	20.3%
5/10/01	MeriStar Hospitality Corp. / Felcor Lodging Trust (Terminated)	975.1	2,650.1	5.3	x	5.1	x	7.0	x	0.87	x	2.2%
5/4/01	Charles E. Smith Residential / Archstone Communities Trust	1,268.1	2,491.8	12.4	x	11.4	x	10.7	x	2.21	x	10.7%
2/23/01	Spieker Properties Inc. / Equity Office Properties Trust	$5,264.7	$7,319.6	11.3	x	9.5	x	14.3	x	2.71	x	10.4%
8/22/00	Western Properties Trust / Pan Pacific Retail Properties	420.1	627.1	NA		NA		15.4	x	2.33	x	2.0%
7/19/00	Grove Property Trust / Equity Residential Properties	142.8	333.8	10.7	x	9.7	x	11.3	x	2.08	x	4.2%
5/15/00	Bradley Real Estate / Heritage Property Investment	515.0	1,147.5	9.1	x	8.4	x	11.1	x	1.26	x	18.9%
2/11/00	Cornerstone Properties Inc. / Equity Office Properties Trust	2,394.0	4,508.8	11.4	x	10.7	x	11.7	x	1.21	x	21.0%

			Mean	11.5	x	10.7	x	12.2	x	2.06	x	17.2%
			Median	11.3	x	10.4	x	11.7	x	1.90	x	12.8%

Specialty Finance Transactions

($ in Millions)

Ann. Date	Target / Acquiror	Equity Value		Price / Current Yr. Earnings		Price / Book		Price / Tan. Book		Premium to Market
5/24/04	Boeing Capital Corp Commercial Loans and Leases Portfolio / General Electric Company	$2,031.0		NA		NA		NA		NA
4/15/04	GATX Corporation’s Information Technology Assets / CIT Group, Inc.	200.0		13.2	x	NA		NA		NA
12/11/03	IKON Office Solutions, Inc. Leasing Business / GE Vendor Financial Services	1,500.0		NA		NA		NA		NA
10/26/03	GMAC Commercial Mortgage / Deutsche Bank (Rumored)	1,750.0	(1)	7.8	x	NA		NA		NA
8/5/03	Transamerica Finance / GE Capital	1,000.0	(2)	10.1	x	1.30	x	1.30	x	NA
2/18/03	Insignia Financial Group Inc. / CB Richard Elliis Inc.	264.7		20.0	x	0.64	x	0.67	x	31.0%
12/23/02	Telmark LLC / Wells Fargo & Co.	615.0		NA		0.99	x	NA		NA
9/16/02	Deutsche Financial Services / GE Capital	450.0		NA		0.90	x	0.90	x	NA
4/10/02	Finova Franchise Finance / GE Capital	490.0		NA		1.01	x	1.01	x	NA
3/7/02	RREEF / Deutsche Bank	490.0		NA		NA		NA		NA
1/24/02	DaimlerChrysler Commercial / GE Capital	1,200.0		NA		NA		NA		NA
12/15/01	Security Capital Group / GE Capital	3,582.3		10.0	x	1.14	x	1.15	x	25.6%
7/30/01	Heller Financial / GE Capital	5,274.5		17.7	x	2.04	x	2.47	x	48.6%
7/2/01	Amresco, Inc. / Renewal / Fortress / Goldman Sachs	309.0		NM		2.00	x	8.65	x	NA
3/30/01	Franchise Finance Corp. of America / GE Capital	1,577.6		9.2	x	1.72	x	1.75	x	NA
3/13/01	CIT Group, Inc. / Tyco International	9,472.0		13.9	x	1.58	x	2.35	x	53.9%
2/27/01	Finova Group Inc. / Berkshire Hathaway / Leucadia National Corp.	1,354.7	(3)	NA		2.01	x	2.16	x	NA
2/13/01	El Camino Rsrc. Information Technology Lease. Bus. /	129.7		NA		NA		NA		NA

		Mean		12.7	x	1.39	x	2.24	x	39.8%
		Median		11.6	x	1.30	x	1.52	x	39.8%

Notes:

(1)               Rumored value.

(2)               Equity consideration value, current year earnings and book value represent estimated values.

(3)               Represents implied value for the entire company.

Cost of Equity Analysis

LNR maintains a comparable amount of leverage relative to Equity REITs, while its cost of equity exceeds that of the Equity REITs and its Real Estate Securities peers

	Predicted Equity
Company	Beta (1)	Cost of Equity (2)	Debt / Total Cap (3)

Specialty Finance Companies
Allied Capital Corporation (ALD)	0.861	10.6%	35.7%
CapitalSource, Inc. (CSE)	0.975	11.4%	75.2%
CIT Group, Inc. (CIT)	1.028	11.8%	85.9%
Financial Federal Corporation (FIF)	0.661	9.1%	78.5%
The FINOVA Group, Inc. (FNVG)	1.308	13.9%	NM
GATX Corporation (GMT)	0.956	11.3%	78.2%
iStar Financial, Inc. (SFI)	0.543	8.2%	66.5%
Mean	0.905	10.9%	70.0%
Median	0.956	11.3%	76.7%
Diversified Equity REITs
Arden Realty, Inc. (ARI)	0.526	8.1%	51.8%
Boston Properties, Inc. (BXP)	0.540	8.2%	67.0%
CarrAmerica Realty Corporation (CRE)	0.538	8.2%	63.2%
Crescent Real Estate Equities (CEI)	0.624	8.8%	69.1%
Equity Office Properties Trust (EOP)	0.638	8.9%	56.2%
Glenborough Realty Trust (GLB)	0.462	7.6%	58.7%
Highwoods Properties, Inc. (HIW)	0.496	7.9%	51.1%
Mack-Cali Realty Corporation (CLI)	0.497	7.9%	51.9%
The Rouse Company (RSE)	0.531	8.2%	74.2%
Vornado Realty Trust (VNO)	0.572	8.5%	62.1%
Mean	0.546	8.3%	60.5%
Median	0.538	8.2%	60.4%
Real Estate Securities Companies
Anthracite Capital, Inc. (AHR)	0.655	9.1%	86.9%
Capital Trust, Inc. (CT)	0.331	6.7%	39.4%
Newcastle Investment Corp (NCT)	0.474	7.7%	78.9%
RAIT Investment Trust (RAS)	0.423	7.4%	23.9%
Mean	0.471	7.7%	57.2%
Median	0.449	7.5%	59.1%
LNR Property Corporation	0.662	9.1%	61.4%

Notes:

(1)               Source: Barra.

(2)               Calculated as the risk free rate plus the predicted equity beta times the market risk premium.  The risk free rate is equal to the current yield on the 10-year U.S. Treasury Bond of 4.227% as of August 26, 2004, and the market risk premium is equal to 7.40%, representing the expected equity risk premium over the risk free rate based on S&P returns since 1926.

(3)               Equity capitalization represents book value.

Presentation to the Board of Directors

1	Situation Overview

2	Business Description and Recent Performance

3	Process Overview

4	Stand-alone Valuation

5	Conclusions

Appendix

A	Supplemental Valuation Materials

B	Management Change of Control Payments

Management Change of Control Payments

Executive Change of Control Payments

Management Perspective

Under the change of control payments, LNR’s senior management team would receive a total of $111 million (pre-tax) and $60 million (after tax) upon consummation of the Transaction

Cash severance payments to ongoing management will be forfeited in return for an equity investment in the new entity

The total amount includes the value of acceleration of stock options, restricted stock and deferred compensation, which do not represent out-of-pocket costs to LNR

•                  It is estimated that the Transaction will trigger change of control payments to LNR senior executives in the amounts shown below

•                  Analysis originally prepared by LNR’s compensation consultants, Frederic Cook

•                  As currently structured, change of control agreements would provide a total after-tax benefit of $60 million to management, including value derived from the acceleration of benefits (options, restricted stock, etc.)

	A	B	C = A + B	D	E	F = C * 36.5%	G = D * 36.5%	H	F + G - H
Name	Cash Severance Payment	Excise Tax Gross Up Payment	Pre-Tax Parachute Payment	Pre-Tax Value of Benefit Acceleration	Total Pre-Tax Payout	After-Tax Parachute Payment	After-Tax Value of Benefit Acceleration	Estimated Excise Tax Payable	Total After-Tax Benefit
Jeff Krasnoff	$6,067,103	$3,816,384	$9,883,486	$17,614,178	$27,497,664	$6,280,956	$11,193,810	$(2,425,312)	$15,049,454
David Team	3,385,439	2,176,758	5,562,197	8,929,264	14,491,460	3,534,776	5,674,547	(1,383,330)	7,825,993
Mark Griffith	3,086,664	1,614,202	4,700,866	6,098,018	10,798,884	2,987,400	3,875,290	(1,025,826)	5,836,865
Ron Schrager	3,385,439	2,043,891	5,429,330	7,985,616	13,414,946	3,450,339	5,074,859	(1,298,893)	7,226,305
Bob Cherry	3,385,439	2,082,838	5,468,277	8,156,033	13,624,310	3,475,090	5,183,159	(1,323,644)	7,334,605
Sub-Total	$19,310,082	$11,734,073	$31,044,155	$48,783,109	$79,827,264	$19,728,561	$31,001,666	$(7,457,004)	$43,273,223

Stuart Miller	$3,959,519	$2,703,317	$6,662,835	$14,102,338	$20,765,173	$4,234,232	$8,962,036	$(1,717,958)	$11,478,310
Shelly Rubin	2,310,000	1,572,987	3,882,987	6,405,992	10,288,979	2,467,638	4,071,008	(999,633)	$5,539,013
Sub-Total	$6,269,519	$4,276,304	$10,545,822	$20,508,330	$31,054,152	$6,701,870	$13,033,044	$(2,717,591)	$17,017,323

TOTAL	$25,579,601	$16,010,377	$41,589,978	$69,291,439	$110,881,417	$26,430,431	$44,034,710	$(10,174,595)	$60,290,546

Notes:

Analysis assumes $63.00 change of control price and a change of control date of November 30, 2004.

Individual tax rate is assumed at 36.5% and corporate tax rate assumed at 34.0%.

Discount rates assumed at: 1.45% (1-3 years), 3.22% (3-9 years) and 5.17% (>9 years) per Frederic Cook estimates.

Company Perspective

After taking into account the tax deductions LNR would receive related to (i) the parachute payments and (ii) acceleration of benefits, the Company would have an out-of-pocket cost of $21 million related to the executive change of control agreements

•                  The total after-tax out-of-pocket cost to the Company of the executive change of control agreements is estimated at $21 million, or 1.04% of the change of control market capitalization

•                  Frederic Cook has noted that the costs of reasonable programs are generally between 1% and 3% of market capitalization

•                  Out-of-pocket costs to the Company include:

•                  Parachute payments to management

•                  Value of disallowed tax deductions relating to payment of excess parachute amounts and related excise tax

•                  Tax benefit related to acceleration of benefits (options, restricted stock, etc.)

	A	B	C	A + B + C
Name	After-Tax Parachute Payment	Disallowed Tax Deductions	Accelerated Benefit Tax Deduction	After-Tax Cost to Company
Jeff Krasnoff	$6,523,101	$4,123,030	$(5,988,821)	$4,657,311
David Team	3,671,050	2,351,661	(3,035,950)	2,986,761
Mark Griffith	3,102,572	1,743,903	(2,073,326)	2,773,149
Ron Schrager	3,583,357	2,208,118	(2,715,109)	3,076,366
Bob Cherry	3,609,063	2,250,194	(2,773,051)	3,086,205
Sub-Total	$20,489,143	$12,676,906	$(16,586,257)	$16,579,792

Stuart Miller	$4,397,471	$2,920,528	$(4,794,795)	$2,523,204
Shelly Rubin	2,562,771	1,699,377	(2,178,037)	2,084,111
Sub-Total	$6,960,243	$4,619,905	$(6,972,832)	$4,607,315

TOTAL	$27,449,385	$17,296,811	$(23,559,089)	$21,187,107

Cost to Company as % of Change of Control Market Capitalization				1.04%

Notes:

Analysis assumes $63.00 change of control price and a change of control date of November 30, 2004.

Individual tax rate is assumed at 36.5% and corporate tax rate assumed at 34.0%.

Discount rates assumed at: 1.45% (1-3 years), 3.22% (3-9 years) and 5.17% (>9 years) per Frederic Cook estimates.